Exhibit 10.4

1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

From:	Citibank Europe plc (the “Bank”) 1 North Wall Quay Dublin 1, Ireland

To:

Renaissance Reinsurance Ltd. (“RRL”)

DaVinci Reinsurance Ltd. (“DaVinci”)

RenaissanceRe Specialty U.S. Ltd. (“RRSUL”)

Renaissance Reinsurance of Europe Unlimited Company (“RREUC”)

(each an “Existing Company” and together the “Existing Companies”)

Date:	19 December 2022

Committed letter of credit facility

1.	Effective Date

For the purposes of this committed letter of credit facility letter (this “Committed Facility Letter”), the “Effective Date” shall be the date on which the Bank has confirmed to the Existing Companies that it has received (or has waived the requirement to receive, on such terms may be agreed between the Existing Companies and the Bank) each of the documents and evidence specified in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Bank.

2.	Transfers of existing Credits and cancellation of Existing Committed Facility Letter

2.1

RRL, DaVinci, Glencoe Insurance Ltd (which subsequently merged into and became part of RRL) and the Bank have entered into a committed letter of credit facility letter dated 17 September 2010. Each of RRSUL, RREUC, and Renaissance Reinsurance U.S. Inc. (“RRUSI”) acceded to such committed letter of credit facility letter pursuant to accession letters dated as of 1 October 2013, 1 October 2013 and 31 March 2015, respectively, and RenaissanceRe Europe AG (“RREAG”) acceded to such committed letter of credit facility pursuant to a Deed of Amendment and Accession dated 24 June 2019. The committed letter of credit facility letter has also been amended by letters or deeds of amendment dated 14 July 2011, 1 October 2013, 23 December 2014, 31 March 2015, 30 December 2015, 14 January 2016, 31 December 2016 and 29 December 2017, and deeds of amendment dated 31 December 2018, 24 June 2019, 31 December 2019, 31 December 2020, and 21 December 2021. Such committed letter of credit facility letter, as amended by such accession letters and amendment agreements or deeds of amendment, is the “Existing Committed Facility Letter” for the purposes of this Committed Facility Letter, and the committed facility provided thereunder is the “Existing Committed Facility”.

2.2

RRL, RRSUL, RRUSI, RREAG and the Bank are party to a facility agreement comprised of a master agreement for issuance of payment instruments dated 22 March 2019 and a facility letter dated 22 March 2019 (the “Existing 2019 Facility Agreement” and the uncommitted facility provided thereunder the “Existing 2019 Facility”).

Citibank Europe plc

Directors: Silvia Carpitella (Italy), Desmond Crowley, Susan H. Dean (U.K.), Patrick Dewilde (Belgium),

John A. Gollan (U.K.), Gillian Lungley (U.K), Peter McCarthy (U.K.), Cecilia Ronan, Jeanne E. Short (U.K.)

Company Secretary: Fiona Mahon

Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.

Ultimately owned by Citigroup Inc., New York, U.S.A.

Citibank Europe plc is regulated by the Central Bank of Ireland

2.3	RRUSI and RREAG (the “Withdrawing Companies”) and the Bank have entered into:

(a)

a transfer and termination agreement dated on or around the date of this Committed Facility Letter, pursuant to which the Withdrawing Companies, with effect immediately before the Effective Date: (i) have agreed that certain letters of credit originally established by the Bank pursuant to the Existing Committed Facility shall be subject to the terms of the Existing 2019 Facility Agreement; (ii) have terminated any and all of their outstanding rights and obligations under the Existing Committed Facility Letter (except as otherwise provided in such transfer and termination agreement); and (iii) are deemed to have been removed as Companies under the Existing Committed Facility Letter; and

(b)

a termination agreement dated on or around the date of this Committed Facility Letter, pursuant to which any and all security interests that were created in connection with the Existing Committed Facility are released, and the Existing Companies hereby acknowledge and agree to the terms of such agreements.

2.4	With effect on and from the Effective Date:

(a)	each letter of credit relating to an Existing Company:

(i)	listed in Part 1 of Schedule 5 (Existing Credits), being a letter of credit originally established by the Bank pursuant to the Existing Committed Facility; and

(ii)	listed in Part 2 of Schedule 5 (Existing Credits), being a letter of credit originally established by the Bank pursuant to the Existing 2019 Facility,

shall be subject to the terms of this Committed Facility Letter as if it was originally established solely under the Committed Facility (as defined below) on behalf of the relevant Existing Company pursuant to the terms of this Committed Facility Letter (each such letter of credit, a “Transferred Committed Facility Credit”);

(b)

each letter of credit relating to an Existing Company listed in Part 3 of Schedule 5 (Existing Credits), being a letter of credit originally established by the Bank pursuant to the Existing Committed Facility, shall be subject to the terms of the Existing 2019 Facility Agreement as if it was originally established solely under the Existing 2019 Facility on behalf of the relevant Existing Company pursuant to the terms of the Existing 2019 Facility Agreement (each such letter of credit, an “Transferred 2019 Facility Credit” and, together with the Transferred Committed Facility Credits, the “Existing Credits”); and

(c)

this Committed Facility Letter and the Committed Facility (as defined below) are deemed to have replaced the Existing Committed Facility Letter and the Existing Committed Facility, respectively, and each of the Existing Committed Facility Letter and the Existing Committed Facility, including any and all rights and obligations of the parties thereunder, shall, subject to Clause 2.5(f), automatically terminate and cease to be of any further effect without any further action required by any party thereto.

2.5	Each Existing Company confirms that, on and from the Effective Date:

(a)

each Facility Document (other than, for the avoidance of doubt, the Existing Committed Facility Letter) shall remain in full force and effect, and each Transferred Committed Facility Credit shall be, or shall continue to be (as applicable), a Credit for the purposes of the Facility Documents;

(b)

the Existing 2019 Facility Agreement and any related facility documents entered into in connection with it shall remain in full force and effect and shall continue to apply to all letters of credit issued thereunder other than the relevant Transferred Committed Facility Credits;

(c)

each relevant Existing Company shall be bound by the terms of, and undertakes to perform all of its obligations under, this Committed Facility Letter and the other Facility Documents in respect of each Transferred Committed Facility Credit as if it was a Credit originally established hereunder, regardless of whether any claim in respect of any Transferred Committed Facility Credit occurs before, on or after the Effective Date;

(d)

each relevant Existing Company shall be bound by the terms of, and undertakes to perform all of its obligations under, Existing 2019 Facility Agreement and any related facility documents entered into in connection with it in respect of each Transferred 2019 Facility Credit as if it was a “Payment Instrument” (as defined therein) originally established thereunder, regardless of whether any claim in respect of any Transferred 2019 Facility Credit occurs before, on or after the Effective Date;

(e)

the security interests and other rights and obligations created by or pursuant to each Pledge Agreement and each Account Control Agreement shall continue in full force and effect and extend to the obligations of the relevant Existing Company under this Committed Facility Letter and the other Facility Documents; and

(f)	notwithstanding the transfers of the Existing Credits and the termination and replacement of the Existing Committed Facility Letter:

(i)

the Bank shall have the right to enforce the Existing Committed Facility Letter and the Existing 2019 Facility Agreement and pursue any claims and demands under or in connection with each such agreement against each Existing Company that is a party to that agreement with respect to matters occurring, arising or persisting prior to the Effective Date (including without limitation in respect of any representation or breach) whether in respect of any Existing Credit or otherwise; and

(ii)

such transfers, termination and the replacement of the Existing Committed Facility shall not be deemed to be a waiver of or consent by the Bank to any Event of Default or other breach of any nature under the Existing Committed Facility Letter or the Existing 2019 Facility Agreement which may have occurred before the Effective Date.

3.	Committed letter of credit facility

3.1

With effect on and from the Effective Date, the Bank is pleased to provide a committed letter of credit issuance facility (the “Committed Facility”), with an availability period ending on 31 December 2023 (the “Availability End Date”) and an expiry date of 31 December 2024 (the “Expiry Date”), to the Companies subject to the terms and conditions set out in this Committed Facility Letter. Unless otherwise defined herein, capitalised terms used in this Committed Facility Letter are as defined in Clause 17 (Definitions and Interpretation).

3.2	Without prejudice to Clause 2.4(a), as at the Effective Date the Committed Facility shall be available to the Existing Companies for new utilisation requests.

3.3

Subject to the Committed Facility Limit, at any time and from time to time during the term of the Committed Facility, one or more affiliates of RenRe Holdings may request to participate in the Committed Facility and become a “Company” for all purposes of this Committed Facility Letter. Any such affiliate shall become an Additional Company for purposes of this Committed Facility Letter if:

(a)	the Bank approves (in its sole discretion) the addition of such affiliate;

(b)	such affiliate delivers to the Bank a duly completed and executed Accession Letter; and

(c)

the Bank has received all of the Facility Documents listed in Clause 5.2 for such affiliate, an accession to the Facility Fee Letter duly completed and executed by such affiliate in the form required by the Facility Fee Letter and the other documents and evidence listed in Clause 6 (Conditions Precedent) in relation to such affiliate.

3.4

Any Company may, upon at least 5 (five) Business Days’ prior written notice to the Bank (or such shorter time as the Bank may reasonably agree to), withdraw from the Committed Facility, and such withdrawal shall be effective as of the date on which the Bank has received payment of all amounts due and payable to the Bank by such Company (if any) under the Facility Documents to which such Company is a party and such Company has satisfied the requirements set forth in Clause 4.6.

3.5

The parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in any Facility Document, any Company may request a Credit to be issued to support its own business or that of one of its subsidiaries, provided always that in all cases, such Company is the only counterparty of the Bank and for all purposes is the applicant of such Credit and is fully liable in relation to such Credit in accordance with the terms of the Facility Documents, including without limitation, clause 1.3 of the Master Agreement to which such Company is a party.

4.	Amount

4.1

For the period from (and including) the Effective Date until (and including) 15 January 2023 (the “Initial Period”), the Committed Facility shall be in a maximum aggregate amount of USD 230,000,000 (or the equivalent in the applicable currency).

4.2

With effect on and from 16 January 2023, the maximum aggregate amount of the Committed Facility shall automatically reduce to USD 160,000,000 (or the equivalent in the applicable currency), as such amount may be subsequently increased or reduced from time to time in accordance with this Clause 4 (such amount during the Initial Period and as reduced or so increased in accordance with this Clause 4, the “Committed Facility Limit”). The maximum aggregate amount of all Credits that may be issued on behalf of any one Company shall be equal to the Committed Facility Limit, provided that, in no event shall the maximum aggregate amount of Credits that may be issued (or deemed issued) on behalf of all Companies under the Committed Facility collectively exceed the then applicable Committed Facility Limit. For the avoidance of doubt, for the purposes of calculating whether the Committed Facility Limit has been reached, the amounts of any Transferred Committed Facility Credits deemed issued under the Committed Facility shall be included.

4.3	On and after the Effective Date, the Companies may from time to time by written notice to the Bank request that the Committed Facility be increased, provided that:

(a)	there is no Event of Default with respect to any Company that is continuing at the time of such request,

(b)	the amount of any requested increase shall be in minimum increments of USD 20,000,000 and the Committed Facility Limit at any time shall not exceed USD 260,000,000; and

(c)

the request shall specify the time period within which the Bank is requested to respond, which shall in no event be less than 10 (ten) Business Days (or such shorter time as the Bank may reasonably agree to) from the date of delivery of such request to the Bank (such period the “Request Period”),

(such request an “Increase Request”).

4.4

The Bank shall notify the Companies within the applicable Request Period whether or not the Bank, in its sole discretion after consultation with the relevant Company, agrees to an Increase Request. If the Bank agrees to an Increase Request:

(a)

the Bank’s notice shall specify the new amount of the Committed Facility Limit (provided that the Bank shall have the discretion to specify an increase to the Committed Facility Limit by a lower amount than the amount requested in the Increase Request); and

(b)

the Committed Facility Limit shall automatically increase to the amount specified in such notice, with effect from the end of the Request Period or such later date as specified by the Bank in such notice.

4.5

The Companies may, upon at least 5 (five) Business Days’ (or such shorter time as the Bank may reasonably agree to) prior written notice to the Bank, terminate in whole or reduce in part the unused portion of the Committed Facility (thereby reducing the Committed Facility Limit), provided that each partial reduction shall be in an aggregate amount of USD 10,000,000 or an integral multiple of USD 1,000,000 in excess thereof.

4.6

The withdrawal from the Committed Facility by a Company in accordance with Clause 3.4 shall not reduce or otherwise affect the Committed Facility Limit, and the Committed Facility Limit shall continue to apply with respect to the other Companies that are still participating in the Committed Facility following such withdrawal (if any), provided that no such withdrawal shall become effective unless and until:

(a)

all letters of credit that have been issued (or deemed issued) and remain outstanding under the Committed Facility and the relevant Master Agreement for the account of such withdrawing Company (the “Company’s Outstanding LCs”) shall have been cancelled and returned to the Bank;

(b)

there shall have been issued for the benefit of the Bank one or more third-party standby letters of credit supporting all of such withdrawing Company’s reimbursement obligations with respect to such Company’s Outstanding LCs provided that (1) each such standby letter of credit is in a form and substance satisfactory to the Bank and issued by a bank or other financial institution acceptable to the Bank and (2) the Bank and such Company have agreed (via an amendment to the Facility Fee Letter) a utilisation fee to cover such a situation;

(c)

such withdrawing Company places (or procures another person to place) full cash collateral (applying the coverage principles set out in schedules 1 and 2 of the relevant Pledge Agreement) with the Bank securing all of such withdrawing Company’s reimbursement obligations with respect to such Company’s Outstanding LCs, provided the cash is placed in a bank account in the name of such Company (or, as the case may be, such other person) held with the Bank (or, at the Bank’s option, Citibank N.A. London Branch or an affiliate of the Bank) and charged in favour of the Bank pursuant to such charge documentation as the Bank shall require with all formalities and other steps (including any registrations and the obtaining of any satisfactory legal opinions covering issues such as (but not limited to) corporate benefit) that the Bank may deem necessary or desirable have been taken; and

(d)	no Event of Default with respect to such Company is continuing or would result from such withdrawal.

5.	Facility Documents

5.1	The Existing Companies are party to the Facility Documents listed in Schedule 4 (Existing Facility Documents).

5.2	Each Additional Company shall separately enter into the following documents in relation to the Committed Facility:

(a)	an Insurance Letters of Credit—Master Agreement in the agreed form (an “Additional Company Master Agreement”);

(b)	a Pledge Agreement governed by New York law in the agreed form (an “Additional Company Pledge Agreement”);

(c)

if it wishes to provide cash collateral security in order to pay a lower utilisation fee under the Facility Fee Letter, (i) a reinsurance deposit agreement charge over cash governed by English law (an “Additional Company Reinsurance Deposit Agreement”), and (ii) a side letter relating to the Reinsurance Deposit Agreement and the Pledge Agreement (an “Additional Company Side Letter”), each in form and substance reasonably satisfactory to the Bank;

(d)	an Account Control Agreement governed by New York law in the agreed form (an “Additional Company ACA”);

(e)	a corporate mandate in the agreed form; and

(f)	a general communications indemnity in the agreed form.

6.	Conditions precedent for Additional Companies

6.1

The initial Credit for the account of an Additional Company shall not be issued under the Committed Facility until the Bank has received the documents and other evidence specified below in form and substance reasonably satisfactory to the Bank (each a “Condition Precedent”):

(a)	an Accession Letter to this Committed Facility Letter duly executed on behalf of such Company;

(b)	the other Facility Documents specified in Clause 5.2 together with any document to be delivered under the Facility Documents, duly executed on behalf of such Company;

(c)

evidence that all registrations, filings and other steps necessary (other than any specifically referred to as conditions subsequent) to perfect any security interest created pursuant to the Facility Documents have been fulfilled;

(d)

evidence that the Company has the capacity and has approved the entry into each Facility Document to which it is a party, including a resolution of the board of directors (or equivalent) of the Company and, if applicable, a resolution of the shareholders (or equivalent) of the Company (each such resolution certified by a director, the secretary or other authorised officer of the Company);

(e)	copies of the constitutional documents of the Company (each certified by a director, the secretary or other authorised officer of the Company);

(f)	specimen signature(s) the person(s) authorised by the Company to sign each Facility Document;

(g)

a general communications indemnity (governed by English law) granted by the Company in favour of the Bank including specimen signature(s) the person(s) authorised by the Company to administer the Facility (including delivering Application Forms);

(h)	legal opinion(s) from the Bank’s legal advisors in respect of the enforceability of the obligations of the Company under the Facility Documents;

(i)

such other documents, information and other evidence as the Bank may reasonably require prior to the date of issuance of the Credit for the account of such Company in order to comply with the Bank’s anti-money laundering and other know-your-customer policies and procedures;

(j)	such Company’s latest annual consolidated audited financial statements (consolidated with its subsidiaries) and its latest quarterly consolidated unaudited financial statements; and

(k)	any other documents or evidence reasonably required by the Bank in connection with the Facility Documents and notified to the Company.

7.	Utilisation requests

7.1

On and after the Effective Date (or, in the case of an Additional Company, on and after date on which the Conditions Precedent set forth in Clause 6 (Conditions precedent) have been satisfied for that Additional Company), whenever a Company wishes the Bank to issue a Credit under the Committed Facility, it shall submit to the Bank an Application Form in accordance with (and as defined in) the Master Agreement executed by such Company at least 3 (three) Business Days before the proposed issue date for the Credit (which shall be a Business Day). Provided that the applicable conditions precedent to the issuance of a Credit as set forth in clause 1 of the relevant Master Agreement have been satisfied, and subject to Clauses 7.2 and 15.2, upon receipt of such Application Form, the Bank shall, on the proposed issue date, issue a Credit for the account of such Company.

7.2	The Bank shall be entitled to examine each request to issue a Credit on a case-by-case basis and shall be entitled to decline any such request without liability where:

(a)	the proposed issuance date of the Credit is after the Availability End Date; or

(b)

such request would cause the Bank to be in breach of any law of any jurisdiction applicable to it (including, without limitation, any breach of sanctions imposed by the law of the United States of America); or

(c)	the Credit requested is in a currency which is not an Approved Currency; or

(d)

upon the issuance of the requested Credit would result in the maximum aggregate amount of Credits issued (or deemed issued) on behalf of all Companies under the Committed Facility collectively to exceed the then applicable Committed Facility Limit; or

(e)	the request was received by the Bank after the date falling five (5) days before (but not including) the Availability End Date; or

(f)	the tenor of the Credit is longer than fifteen (15) months (except if such Credit is an Evergreen Credit); or

(g)	the tenor of the Credit exceeds the Expiry Date; or

(h)	on the date of the request and/or the proposed date of issuance, an Event of Default has occurred and is continuing with respect to such requesting Company; or

(i)

there is a failure to deposit in a pledged account held with The Bank of New York Mellon (or such other custodian reasonably satisfactory to the Bank) and/or subject to any applicable Side Letter, in a charged account held with Citibank, N.A., London branch, collateral of the type and in the amount required under the terms of the applicable Pledge Agreement and/or Reinsurance Deposit Agreement; or

(j)	there shall have occurred a Change of Control with respect to the Company requesting the issuance of such Credit.

8.	Interest

8.1

Without prejudice to any Company’s obligations under clause 1.3 of its Master Agreement, such Company severally agrees to pay interest on the amount drawn by the Beneficiary under each Credit that has been issued (or deemed issued) under the Committed Facility for the account of such Company for the period on and from the date of such drawing until reimbursement by that Company at a daily fluctuating interest rate per annum equal to 1 (one) percent per annum above:

(a)

in respect of an overdue amount expressed to be payable in USD, the market index or rate of interest announced publicly from time to time by Citibank N.A. (or any applicable affiliate of Citibank N.A.) in New York as its base rate; or

(b)	in respect of an overdue amount expressed to be payable in a currency other than USD, a market index or base rate in that currency as selected by the Bank,

provided that if at any time any such base rate is less than 0%, then it shall be deemed to be 0%.

8.2

Any interest accruing under this Clause 8 shall be payable by the applicable Company promptly upon demand of the Bank but in any event within 3 (three) Business Days of such demand. Overdue interest shall be compounded in accordance with the usual practice of the Bank in respect of unauthorised overdrafts.

8.3	Interest due from the Companies under this Committed Facility Letter shall:

(a)	be calculated and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360-day year (or such other day count convention as is market practice for the relevant currency); and

(c)	be payable both before and after judgment.

9.	Fees

9.1

The fees that the Companies are obliged to pay to the Bank in connection with the Committed Facility have been separately agreed between the Companies and the Bank in the relevant Facility Fee Letter and any accession thereto entered into by an Additional Company.

10.	Repayment

10.1

For the avoidance of doubt, the reimbursement and indemnification provisions contained within the relevant Master Agreement shall apply in respect of each Credit established or deemed established on behalf of any Company pursuant to the Committed Facility.

11.	Representations and Warranties

11.1

On the date that it signs this Committed Facility Letter or an Accession Letter or an Application Form, and on the Effective Date, each Company represents and warrants to the Bank as to itself by reference to the facts and circumstances then existing as follows:

(a)	It:

(i)	is duly organised, validly existing and, to the extent such concept applies, in good standing under the laws of its jurisdiction of incorporation or organisation;

(ii)

has all necessary licences, permits, consents, approvals and authorisations from or by, and has made all filings with, and given all notices to, all governmental or other authorities required for, or to enable or entitle it to enter into, and consummate the transactions contemplated by, each Facility Document to which it is a party except where the failure to do so would not have a Material Adverse Effect; and

(iii)	has the necessary corporate power to enter into and perform the obligations expressed to be assumed by it under each Facility Document to which it is a party.

(b)

The execution, delivery and performance by it of each Facility Document to which it is a party and the consummation of the transactions contemplated thereby do not contravene its constitutional documents or any law or regulation applicable to it.

(c)

Each Facility Document to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(d)

Such Company’s financial statements most recently delivered to the Bank pursuant to Clause 12.1(c) or 12.1(d), as applicable (the “Latest Financials”), have been prepared in accordance with GAAP consistently applied (except as disclosed therein and in the case of the Latest Financials delivered pursuant to Clause 12.1(c) of this Committed Facility Letter, except for the absence of footnote disclosures and subject to normal year-end adjustments) and fairly present the consolidated financial condition of such Company and its subsidiaries at the dates thereof for the periods then ended (subject, in the case of the Latest Financials delivered pursuant to Clause 12.1(c), to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated).

(e)

Since the date of the Latest Financials, or as filed by RenRe Holdings publicly with the Securities Exchange Commission available via the Securities and Exchange Commission’s “EDGAR” filing system (“EDGAR”), there has been no change to such Company’s financial condition which has had a Material Adverse Effect.

(f)

There is no pending or, to such Company’s knowledge, threatened action, suit, investigation, litigation or proceeding before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.

(g)	Each of the representations and warranties set forth in clause 2.2 of the Master Agreement to which it is a party are true and correct.

12.	Information undertakings

12.1	Each Company severally agrees that it shall:

(a)

provide the Bank with each annual 10K filing made by RenRe Holdings as soon as it is available and in any event within ninety-five (95) days of RenRe Holdings’ fiscal year end; provided that, for the avoidance of doubt, such undertaking shall be deemed to have been made if such filing has otherwise been published or made available on EDGAR;

(b)

provide the Bank with each 10Q filing made by RenRe Holdings as soon as it is available and in any event within fifty (50) days of the end of each fiscal quarter of RenRe Holdings; provided that, for the avoidance of doubt, such undertaking shall be deemed to have been made if such filing has otherwise been published or made available on EDGAR;

(c)

provide the Bank with a copy of such Company’s unaudited balance sheet and statements of income as of the end of each fiscal quarter as soon as it is available and in any event within sixty (60) days of the end of such fiscal quarter, all prepared in accordance with GAAP consistently applied (except as disclosed therein and except for the absence of footnote disclosures and subject to normal year-end adjustments);

(d)

provide the Bank with a copy of such Company’s audited balance sheet, statements of income and changes in shareholders’ equity as of the end of each fiscal year as soon as it is available and in any event within one-hundred and twenty (120) days of the end of such fiscal year, all prepared in accordance with GAAP consistently applied (except as disclosed therein);

(e)	inform the Bank promptly upon a Change of Control in relation to such Company; and

(f)

inform the Bank promptly upon an Authorized Officer of such Company becoming aware that an Event of Default has occurred or is reasonably likely to occur (excluding any Event of Default which solely relates to another Company).

13.	Indemnification

13.1

The Companies undertake to indemnify the Bank, within 5 (five) Business Days of demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which the Bank may incur, pay or sustain in connection with this Committed Facility Letter (unless resulting from the Bank’s gross negligence or wilful misconduct).

14.	Certificates

14.1

Any demand, notification or certificate issued by the Bank specifying any amount due under this Committed Facility Letter or any Facility Document or any determination thereof shall, in the absence of manifest error, be conclusive and binding on the Companies.

15.	Events of Default

15.1	Each of the following events shall constitute an Event of Default with respect to a Company for purposes of this Committed Facility Letter:

(a)	such Company fails to pay any:

(i)	reimbursement obligation (including interest thereon pursuant to Clause 8 (Interest)) in respect of a Credit under clause 1.3 of the Master Agreement to which it is a party on the applicable due date;

(ii)	amount payable by it under the Facility Fee Letter within 5 (five) Business Days of its due date; or

(iii)	other amount due and payable under this Committed Facility Letter or any other Facility Document within 10 (ten) Business Days of its due date;

(b)

such Company fails to comply with any of its obligations under this Committed Facility Letter or any other Facility Document other than the applicable payment obligations referred to in paragraph (a) above, provided that, no Event of Default will occur under this clause if such Company remedies the non-compliance within 5 (five) Business Days (or, in relation to breaches of Clause 12 (Information undertakings), 30 days) after the earlier of an Authorized Officer of such Company becoming aware of the failure and the Bank notifying such Company of its non-compliance;

(c)

any representation or warranty made by such Company under this Committed Facility Letter or any other Facility Document shall be incorrect in any material respect when made or deemed made, provided that, no Event of Default will occur under this clause if:

(i)	the events or circumstances giving rise to the misrepresentation are capable of remedy; and

(ii)

such Company remedies such events or circumstances within 5 (five) Business Days of the earlier of an Authorized Officer of such Company becoming aware of the misrepresentation and the Bank notifying such Company of its misrepresentation; or

(d)

unless otherwise agreed in writing by the Bank, such Company fails to withdraw from the Committed Facility in accordance with the requirements set forth in Clause 3.4 and 4.6 within 45 days after the occurrence of a Change of Control in relation to such Company.

15.2

While an Event of Default with respect to a Company is continuing, the Bank may at any time terminate the availability of the Committed Facility with respect to such Company. No Event of Default with respect to a Company shall affect the ability of any non-defaulting Company to request or obtain Credits under the Committed Facility and so long as at any time there shall not have occurred and be continuing an Event of Default with respect to at least one Company, the Committed Facility Limit shall not be reduced.

16.	Miscellaneous

16.1

The rights of the Bank under this Committed Facility Letter and the Facility Documents: (i) may be exercised as often as necessary; (ii) are cumulative and not exclusive of its rights under the general law; and (iii) may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

16.2

If any provision of this Committed Facility Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect: (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

16.3

In no event shall the Bank be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Companies hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

16.4

The Bank may set off any obligation owed by a Company to the Bank under the Facility Documents to which such Company is a party or in respect of any Credit issued on behalf of such Company (whether present or future, actual or contingent) against any obligation owed by the Bank to such Company or, with respect to the issuance of any Credit by Citibank, N.A. on behalf of such Company, any obligation owed by the Bank to Citibank, N.A., regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a spot rate of exchange prevailing at the applicable time in its usual course of business for the purpose of the set-off.

16.5	The terms of this Committed Facility Letter may not be modified or amended unless such modification or amendment is in writing and signed by the Bank and each of the Companies.

16.6	Any waiver of any provision of this Committed Facility Letter shall not be effective unless in a writing signed by the waiving party.

16.7

Neither the Companies, nor, subject to clause 10 of the Master Agreements, the Bank, may assign any of their respective rights or obligations hereunder without the prior written consent of each of the parties hereto.

16.8	Clause 10 of the Master Agreements shall apply in respect of this Committed Facility Letter, with necessary changes.

16.9

In the event of any inconsistency between any provision contained in this Committed Facility Letter and any provision contained in any other Facility Document, the provision contained in this Committed Facility Letter shall prevail. For the avoidance of doubt, the parties hereto agree that for so long as this Committed Facility Letter remains in effect, the provisions set forth in clause 1.1(i) of the Master Agreements shall be disregarded and shall be of no force or effect in respect of the Committed Facility and that for so long as the relevant Facility Fee Letter remains in effect in respect of the Committed Facility, the provisions set forth in clause 1.5 of the Master Agreements shall be disregarded and shall be of no force or effect in respect of the Committed Facility.

17.	Definitions and Interpretation

17.1

Except to the extent otherwise defined herein, capitalised terms used herein that are defined in the Facility Documents shall have the respective meanings ascribed to such terms in the Facility Documents. Additionally, the following terms have the following meanings:

“Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Accession Letter);

“Account Control Agreement” means each of the RRL ACA, the DaVinci ACA, RRSUL ACA, the RREUC ACA and each Additional Company ACA (as defined in Clause 5.2(d);

“Additional Company” means a company which becomes an Additional Company in accordance with Clause 3.3;

“Approved Currency” means AUD, CAD, EUR, NZD, USD and any other currency approved by the Bank at its discretion;

“Authorized Officer” means, in relation to any Company, the Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Accounting Officer or Treasurer of that Company;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London;

“Change of Control” shall be deemed to have occurred with respect to a particular Company if RenRe Holdings shall at any time cease to possess (directly or indirectly) the power to direct or cause the direction of the management and policies of such Company, whether through the ownership of voting securities, by contract or otherwise;

“Committed Facility” has the meaning set forth in Clause 3.1;

“Committed Facility Limit” has the meaning set forth in Clause 4.2;

“Company” means each Existing Company and each Additional Company unless it has ceased to be a Company in accordance with Clauses 3.4 and 4.6;

“Facility Documents” means:

(a)

in respect of an Existing Company, this Committed Facility Letter, the Facility Fee Letter, each document listed in respect of that Company in Schedule 4 (Existing Facility Documents), any corporate mandate, any communications indemnity, any Application Form, any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of such Company under this Committed Facility Letter and any other document designated as a Facility Document by the Bank and that Company; and

(b)

in respect of an Additional Company, this Committed Facility Letter, the relevant Accession Letter in respect of this Committed Facility Letter, the Facility Fee Letter and the relevant accession(s) thereto, the relevant Additional Company Master Agreement, the relevant Additional Company Pledge Agreement, the relevant Additional Company Reinsurance Deposit Agreement, the relevant Additional Company Side Letter, the relevant Additional Company ACA, any corporate mandate, any communications indemnity, any Application Form and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of such Company under this Committed Facility Letter and any other document designated as a Facility Document by the Bank and that Company;

“Facility Fee Letter” means each fee letter entered into between the parties hereto on or about the date of this Committed Facility Letter in respect of the Committed Facility, in each case as may be amended, supplemented or replaced from time to time by agreement between the parties thereto;

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination;

“Master Agreement” means each of the RRL Master Agreement, the DaVinci Master Agreement, RRSUL Master Agreement, the RREUC Master Agreement and each Additional Company Master Agreement (as defined in Clause 5.2(a));

“Material Adverse Effect” means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a material adverse effect on:

(a)	the assets, business, financial condition or operations of RenRe Holdings and its subsidiaries taken as a whole; or

(b)	the ability of any Company to perform any of its payment or other material obligations under any Facility Documents; or

(c)	the legality, validity, binding effect or enforceability against any Company of any Facility Document that by its terms purports to bind such Company.

“Pledge Agreement” means each of the RRL Pledge Agreement, the DaVinci Pledge Agreement, RRSUL Pledge Agreement, the RREUC Pledge Agreement and each Additional Company Pledge Agreement (as defined in Clause 5.2(b));

“RenRe Holdings” means RenaissanceRe Holdings Ltd., a company incorporated in Bermuda with registration number EC 18387; and

“Side Letter“ means any Additional Company Side Letter and any other side letter relating to the Reinsurance Deposit Agreement and the Pledge Agreement entered into between a Company and the Bank.

17.2	In this Committed Facility Letter (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa unless the context otherwise requires;

(b)	references to:

(i)	clauses are to be construed as references to the clauses of this Committed Facility Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)

any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion unless the context otherwise requires;

(v)

a person shall be construed so as to include that person’s assignees, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.

17.3	The headings in this Committed Facility Letter are for convenience only and shall be ignored in construing this Committed Facility Letter.

18.	Communications

18.1	Any notice or demand to be served on the Companies by the Bank hereunder may be served in accordance with clause 9 of the relevant Master Agreement.

18.2

Unless otherwise stated, any notice or demand to be served on the Bank by the Companies hereunder must be served on the Bank either at its address stated at the beginning of this Committed Facility Letter (or such other address as the Bank may notify the Companies of from time to time) or by facsimile to such number as the Bank may notify the Companies of from time to time.

18.3	Any notice or demand:

(a)

sent by post shall be deemed to have been served on the relevant party on the third Business Day after and exclusive of the day of posting; provided that a copy of all such communications sent by post shall be sent via facsimile or other form of electronic communication; or

(b)	sent by telex or facsimile shall be deemed to have been served on the relevant party when confirmation is received.

In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

19.	Governing Law

19.1

This Committed Facility Letter, and any non-contractual obligation of whatever nature arising out of or in relation to it, shall be governed by English law and for the benefit of the Bank the Companies irrevocably submit to the jurisdiction of the English courts in respect of any dispute which may arise from or in connection with this Committed Facility Letter or any Credit.

19.2	A person who is not a party to this Committed Facility Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Committed Facility Letter.

19.3

Each Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Committed Facility Letter and any other Facility Document governed by English law.

c/o RenaissanceRe Syndicate 1458

125 Old Broad Street, 18th Floor

London, England

EC2N 1AR

Items served at this address must be marked for the attention of the relevant Company(ies).

19.4

The Companies must have the same address for service and it must be an address in London, United Kingdom. If the Companies wish to change their address for service, the Companies may do so by giving the Bank at least 10 (ten) Business Days’ written notice of the new address for service.

20.	Anti-Tying

20.1	Citigroup’s Corporate and Investment Bank’s anti-tying policies, as set forth on Schedule 3 (Anti-Tying Policies) hereto, are incorporated herein by reference.

21.	Data protection

21.1

Compliance with law: Each Company and the Bank will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under the Facility Documents. Without limiting the foregoing, each Company warrants that with respect to any personal data that it provides to the Bank: (i) the data has been processed fairly and lawfully, is accurate and is relevant for the purposes for which it is provided to the Bank; (ii) it has provided notice to, and shall facilitate, to the extent required by applicable data protection or privacy laws, the obtaining of consent from data subjects regarding the Bank’s processing of their personal data; and (iii) pursuant to clause (ii) it will provide data subjects with a link to the relevant TTS EEA Privacy Statement accessible at https://www.citibank.com/tts/sa/tts-privacy-statements/index.html (or such other URL or statement as the Bank may notify to the Companies from time to time).

21.2

Mutual cooperation: Each Company and the Bank will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or material security incidents relating to the processing of personal data under any Facility Document, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.

21.3

Definitions: The terms ‘personal data’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.

22.	Recognition of bail-in

22.1

Notwithstanding any other terms of this Committed Facility Letter, any other Facility Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Committed Facility Letter or any other Facility Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Committed Facility Letter and/or any other Facility Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

22.2

For the purposes of this paragraph 22 : (i) ”Bail-In Action” means the exercise of any Write-down and Conversion Powers. (ii) ”Bail-In Legislation” means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) ”BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) ”BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) ”EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) ”Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers. (vii) ”Write-down and Conversion Powers” means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.

23.	Effect as a deed

This Committed Facility Letter will take effect as a deed notwithstanding that it is signed under hand by the Bank.

This Committed Facility Letter has been entered into under hand by the Bank, and as a deed by the Companies, on the date stated at the beginning of this Deed

Yours faithfully,

Signed for and on behalf of
Citibank Europe plc

by:

(Sign)	/s/ Niall Tuckey
Name:	Niall Tuckey
Title:	Authorised Signatory

We hereby accept and agree to be bound by the terms of this Committed Facility Letter.

Executed as a deed by Renaissance Reinsurance Ltd. acting by person(s) who, in accordance with the laws of its jurisdiction of incorporation, are acting under the authority of the company

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ Shannon L. Bender
Name:	Matthew W. Neuber	Name:	Shannon L. Bender
Title:	Senior Vice President & Corporate Treasurer	Title:	Executive Vice President, Group General Counsel & Corporate Secretary

Executed as a deed by DaVinci Reinsurance Ltd. acting by person(s) who, in accordance with the laws of its jurisdiction of incorporation, are acting under the authority of the company

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ Shannon L. Bender
Name:	Matthew W. Neuber	Name:	Shannon L. Bender
Title:	Senior Vice President & Corporate Treasurer	Title:	Executive Vice President, Group General Counsel & Assistant Secretary

Executed as a deed by RenaissanceRe Specialty U.S. Ltd. acting by person(s) who, in accordance with the laws of its jurisdiction of incorporation, are acting under the authority of the company

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ Shannon L. Bender
Name:	Matthew W. Neuber	Name:	Shannon L. Bender
Title:	Senior Vice President & Corporate Treasurer	Title:	Executive Vice President, Group General Counsel & Corporate Secretary

Executed as a deed by

Renaissance Reinsurance of Europe Unlimited Company

acting by person(s) who, in accordance with the

laws of its jurisdiction of incorporation, are acting

under the authority of the company

(Sign)	/s/ Sean Brosnan	(Sign)	/s/ Leo Barran
Name:	Sean Brosnan	Name:	Leo Barran
Title:	Director	Title:	Company Secretary

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Facility Documents

(a)	This Committed Facility Letter duly executed by the parties to it.

(b)	A Facility Fee Letter in connection with this Committed Facility Letter duly executed by the parties to it.

2.	Company-related documents and evidence

For each Existing Company:

(a)

Evidence that the Company has the capacity and has approved the entry into each Facility Document, including a resolution of the board of directors (or equivalent) of the Company and, if applicable, a resolution of the shareholders (or equivalent) of the Company (each such resolution certified by a director, the secretary or other authorised officer of the Company).

(b)	Copies of the constitutional documents of the Company (each certified by a director, the secretary or other authorised officer of the Company).

(c)	Specimen signature(s) the person(s) authorised by the Company to sign each Facility Document.

(d)

General communications indemnity (governed by English law) granted by the Company in favour of the Bank including specimen signature(s) the person(s) authorised by the Company to administer the Facility (including delivering Application Forms).

(e)	The Company’s latest audited consolidated annual financial statements.

(f)	The Company’s latest unaudited consolidated quarterly financial statements.

3.	Other documents and evidence

(a)

Evidence that each Existing Company has deposited in a pledged account held with The Bank of New York Mellon, collateral of the type and in the amount required under the terms of the applicable Pledge Agreement in respect of each Transferred Committed Facility Credit.

(b)	Legal opinion(s) from the Bank’s legal advisors in respect of the enforceability of the obligations of the Existing Companies under the Facility Documents.

SCHEDULE 2

FORM OF ACCESSION LETTER

[INSERT DATE]

Citibank Europe plc

1 North Wall Quay

Dublin 1, Ireland

Re:

Accession Letter in respect of the Committed Facility Letter, dated [***], by and among Citibank Europe plc (the “Bank”), Renaissance Reinsurance Ltd., DaVinci Reinsurance Ltd., RenaissanceRe Specialty U.S. Ltd., Renaissance Reinsurance of Europe Unlimited Company and the other Companies from time to time parties thereto (the “Committed Facility Letter”).

Dear Sirs:

The undersigned, [INSERT NAME OF NEW COMPANY], a [INSERT TYPE OF ENTITY] organized and existing under the laws of [INSERT JURISDICTION OF ORGANIZATION] (the “Additional Company”), hereby accedes to the rights, and assumes the obligations, of a “Company” under the Committed Facility Letter.

The Additional Company agrees to execute and deliver to the Bank each of the following Facility Documents (as such term is defined in the Committed Facility Letter):

(i)	an accession letter to the Facility Fee Letter, and

(ii)	each document listed in Clause 5.2 of the Committed Facility Letter,

and any other document required to be delivered in connection with such Facility Documents.

As of the date hereof and as to itself, the Additional Company hereby makes the representations and warranties set forth in Clause 11 (Representations and Warranties) of the Committed Facility Letter.

The Additional Company’s administrative details are as follows:

Address:

Fax:

Attention:

This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Sincerely,

For and on behalf of

[INSERT NAME OF ADDITIONAL COMPANY]

Name:

Title

SCHEDULE 3

ANTI-TYING POLICIES

Citigroup’s Global Corporate and Investment Bank (“GCIB”) maintains a policy of strict compliance to the anti-tying provisions of the Bank Holding Company Act of 1956, as amended, and the regulations issued by the Federal Reserve Board implementing the anti-tying rules (collectively, the “Anti-tying Rules”). Moreover, our credit policies provide that credit must be underwritten in a safe and sound manner and be consistent with Section 23B of the Federal Reserve Act and the requirements of federal law. Consistent with these requirements and the GCIB’s Anti-Tying Policy:

•

You will not be required to accept any particular product or service offered by Citigroup or any Citigroup affiliate as a condition to the extension of commercial loans or other products or services to you by Citigroup or any of its subsidiaries, unless such a condition is permitted under an exception to the Anti-tying Rules.

•

GCIB will not vary the price or other terms of any Citigroup product or service based on the condition that you purchase any particular product or service from Citigroup or any Citigroup affiliate, unless we are authorized to do so under an exception to the Anti-tying Rules.

•

GCIB will not require you to provide property or services to Citigroup or any affiliate of Citigroup as a condition to the extension of a commercial loan to you by Citigroup or any Citigroup subsidiary, unless such a requirement is reasonably required to protect the safety and soundness of the loan.

•

GCIB will not require you to refrain from doing business with a competitor of Citigroup or any of its affiliates as a condition to receiving a commercial loan from Citigroup or any of its subsidiaries, unless the requirement is reasonably designed to ensure the soundness of the loan.

SCHEDULE 4

EXISTING FACILITY DOCUMENTS

1.	RRL

(a)	Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 17 September 2010 between RRL and the Bank (the “RRL Master Agreement”)

(b)	Amended and Restated Pledge Agreement dated 25 November 2014 between RRL and Bank, as amended by Letters of Amendment dated 22 November 2016 and 6 September 2019 (the “RRL Pledge Agreement”)

(c)	Amended and Restated Account Control Agreement dated 25 November 2014 between RRL, the Bank and The Bank of New York Mellon, as amended by Letter of Amendment dated 22 November 2016 (the “RRL ACA”)

2.	DaVinci Reinsurance Ltd.

(a)	Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 17 September 2010 between DaVinci and the Bank (the “DaVinci Master Agreement”)

(b)	Amended and Restated Pledge Agreement dated 25 November 2014 between DaVinci and Bank, as amended by Letters of Amendment dated 22 November 2016 and 6 September 2019, (the “DaVinci Pledge Agreement”)

(c)

Amended and Restated Account Control Agreement dated 25 November 2014 between DaVinci, the Bank and The Bank of New York Mellon, as amended by Letter of Amendment dated 22 November 2016 (the “DaVinci ACA”)

3.	RRSUL

(a)	Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 1 October 2013 between RRSUL and the Bank (the “RRSUL Master Agreement”)

(b)	Amended and Restated Pledge Agreement dated 25 November 2014 between RRSUL and Bank, as amended by Letters of Amendment dated 22 November 2016 and 6 September 2019, (the “RRSUL Pledge Agreement”)

(c)

Amended and Restated Account Control Agreement dated 25 November 2014 between RRSUL, the Bank and The Bank of New York Mellon, as amended by Letter of Amendment dated 22 November 2016 (the “RRSUL ACA”)

4.	RREUC

(a)	Insurance Letters of Credit – Master Agreement (Form 3/CEP) dated 1 October 2013 between RREUC and the Bank (the “RREUC Master Agreement”)

(b)	Amended and Restated Pledge Agreement dated 25 November 2014 between RREUC and Bank, as amended by Letters of Amendment dated 22 November 2016 and 6 September 2019, (the “RREUC Pledge Agreement”)

(c)

Amended and Restated Account Control Agreement dated 25 November 2014 between RREUC, the Bank and The Bank of New York Mellon, as amended by Letter of Amendment dated 22 November 2016 (the “RREUC Control Agreement”)

SCHEDULE 5

EXISTING CREDITS